EXHIBIT 99.1

Alta Equipment Group Elects Colin Wilson as Director

Livonia, Mich. – September 4, 2024 – On September 1, 2024, the Board of Directors (the “Board”) of Alta Equipment Group Inc. (the “Company”) elected Colin Wilson to join the Board of the Company, effective immediately, filling a vacancy. Mr. Wilson was elected to the class of directors whose term expires at the Company’s annual meeting of shareholders in 2026.

Mr. Wilson, age 70, has over 40 years of experience in the materials handling industry. He began his career in 1970 with Coles Cranes in Sunderland, England, where he worked in production engineering, marketing, product management and overseas licensing. After time with a compressor company and a European lift truck competitor, Mr. Wilson joined Hyster-Yale Group (formerly NACCO Materials Handling Group), a global company whose primary business is lift trucks with annual revenues over $4 billion, in 1988 as European Sales and Marketing Director for the Yale brand and had roles of increasing responsibility culminating in his role as the President and Chief Executive Officer in September 2014. Mr. Wilson held the President and Chief Executive Officer role at Hyster-Yale Group until January 2020, when he retired. Mr. Wilson graduated with a Bachelor of Science Degree in Mechanical Engineering from Sunderland Polytechnic (now the University of Sunderland). Mr. Wilson served on the Executive Committee and Board of Directors of the Industrial Truck Association of America (ITA), is the past chairman and board member of the Materials Handling Institute of America (MHI) and has also served as a member of the Material Handling Equipment Distributors Association’s Board of Advisors (MHEDA) and as President of the British Industrial Truck Association (BITA).

“Colin is a proven leader in the material handling business, and he possesses unmatched industry knowledge and insights into our unique strategy,” said Ryan Greenawalt, Chief Executive Officer and Chairman. “His experience will be very beneficial as we continue to expand this strategic segment of our business. We welcome Colin to the Alta family.”

“I am excited to join the Board of Alta and contribute to the Company’s impressive growth strategy,” said Mr. Wilson. “Alta has a leading position in the material handling market and significant opportunities exist to further expand this stable and profitable business segment."

About Alta Equipment Group Inc.

Alta owns and operates one of the largest integrated equipment dealership platforms in North America. Through our branch network, we sell, rent, and provide parts and service support for several categories of specialized equipment, including lift trucks and other material handling equipment, heavy and compact earthmoving equipment, crushing and screening equipment, environmental processing equipment, cranes and aerial work platforms, paving and asphalt equipment, other construction equipment and allied products. Alta has operated as an equipment dealership for 40 years and has developed a branch network that includes over 85 total locations across Michigan, Illinois, Indiana, Ohio, Pennsylvania, Massachusetts, Maine, Connecticut, New Hampshire, Vermont, Rhode Island, New York, Virginia, Nevada and Florida and the Canadian provinces of Ontario and Quebec. Alta offers its customers a one-stop-shop for their equipment needs through its broad, industry-leading product portfolio. More information can be found at www.altg.com.

Contacts

Investors:

Kevin Inda
SCR Partners, LLC

kevin@scr-ir.com
(225) 772-0254

Media:

Glenn Moore

Alta Equipment

glenn.moore@altg.com

(248) 305-2134